ARTICLES OF AMENDMENT
                        OF THE ARTICLES OF INCORPORATION
                                       OF
                                   E-SAT, INC.

     Pursuant to the provisions of the Colorado Business Corporation Act, the undersigned corporation adopts the following Articles of Amendment to its Articles of Incorporation:

     FIRST: The name of the corporation is E-Sat, Inc.

     SECOND: The following amendment to the Articles of Incorporation was adopted on December 29, 2000, as prescribed by the Colorado Business Corporation Act, in the manner marked with an X below:

_____   No shares have been issued or Directors elected-Action by Incorporators

_____   No shares have been issued but Directors elected-Action by Directors

_____ Such amendment was adopted by the board of directors where shares have been issued and shareholder action was not required

__X__ Such amendment was adopted by a vote of the shareholders. The number of shares voted for the amendment was sufficient for approval

     THIRD:  If changing the corporate name, the new name of the corporation is:
N/A

     FOURTH: The manner, if not set forth in such amendment, in which any exchange, reclassification, or cancellation of issued shares provided for in the amendment shall be effected, is as follows: N/A

     If these amendments are to have a delayed effective date, please list that date: N/A (Not to exceed ninety (90) days from the date of filing)

E-Sat, Inc.


By:      _________________________
         Fred W. Thompson on behalf of DBS Industries, Inc., a shareholder

By:      _________________________
         David K. Moskowitz on behalf of EchoStar DBS Corporation, a shareholder

                            CERTIFICATE OF AMENDMENT
                        TO THE ARTICLES OF INCORPORATION
                                       OF
                                   E-SAT, INC.

     E-Sat, Inc., a corporation duly organized and existing under the provisions of the Colorado Business Corporation Act (the "Corporation") does hereby certify:

     FIRST: The name of the Corporation is E-Sat, Inc.

     SECOND: The amendment to the Articles of Incorporation of the Corporation set forth in the following resolutions is hereby unanimously ratified, adopted, approved and consented to by DBS Industries, Inc., and EchoStar DBS Corporation, which entities constitute all of the shareholders of the Corporation, effective as of December 29, 2000, and, pursuant to ss. 7-107-104 of the Colorado Business Corporation Act and Section 2.11 of the bylaws of the Corporation, this Certificate of Amendment to the Articles of Incorporation of E-Sat, Inc. shall have the same effect as action taken at a meeting of shareholders:

     NOW THEREFORE BE IT RESOLVED, that the Articles of Incorporation of the Corporation be amended by adding the following to ARTICLE IV:

     4.3. In the event that the Corporation issues any securities in addition to the shares of common stock of the Corporation issued and outstanding as of December 29, 2000, the Corporation shall take any and all action (including, but not limited to, issuing additional shares of equity securities to EchoStar DBS Corporation, a Colorado corporation, ("EchoStar") for no consideration)
necessary to maintain EchoStar's (i) ownership of the total number of outstanding equity securities of the Corporation (with respect to both voting power and economic benefit); and (ii) control of the total voting power in the Corporation, in each case, equal to 19.9%.

     AND RESOLVED FURTHER, that the Articles of Incorporation of the Corporation be amended by replacing the existing ARTICLE V in its entirety with the following:

     Except as specifically set forth in bylaws adopted by the shareholders providing for a greater quorum requirement and except as specifically set forth below in this Article V with respect to Significant Corporate Actions, a majority of the outstanding shares shall constitute a quorum at any meeting of the shareholders. Except as specifically set forth in bylaws adopted by the shareholders providing for a greater voting requirement, except as specifically set forth below in this Article V with respect to Significant Corporate Actions and except as otherwise provided by the Act, action on a matter other than the election of directors is approved if a quorum exists and if the votes cast favoring the action exceed the votes cast opposing the action. Any bylaw adding, changing, or deleting a greater quorum or voting requirement for shareholders shall meet the same quorum requirements and be adopted by the same vote required to take action under the quorum and voting requirements then in effect or proposed to be adopted, whichever are greater. Notwithstanding the foregoing, greater than eighty and one-tenth percent (80.1%) of the outstanding shares of the Corporation shall be required to approve

Significant Corporate Action, and action with respect to a Significant Corporate Action is approved if a quorum consisting of all of the outstanding shares (and not less than all of the outstanding shares) exists and if the votes cast favoring the action represent greater than eighty and one-tenth percent (80.1%) of the outstanding shares of the Corporation. For purposes of these Articles of Incorporation, "Significant Corporate Action" means any one of the following:

     1. amending or modifying the Articles of Incorporation or By-laws of the Corporation;

     2. entering into any merger, consolidation or similar transaction in which the Corporation is a constituent corporation, acquiring all or substantially all of the assets or capital stock of another person or entity (or a division or other business unit of another person or entity), consummating any other business combination, or dissolving and winding up the Corporation, in each case whether in a single transaction or a series of related transactions; provided that DBS Industries, Inc., a Delaware corporation, may lease or otherwise alienate its eighty percent (80%) of the Corporation's satellite capacity;

     3. adopting or modifying or amending in any material respect any budget or business plan of the Corporation;

     4. selling, leasing, exchanging or otherwise disposing of any property, asset or business with a value in excess of fifty thousand dollars ($50,000);

     5. changing the Corporation's fiscal year, provided that it shall not be a Significant Corporate Action to change the Corporation's fiscal year to be the same as the fiscal year of the owner of the majority of the common stock of the Corporation then issued and outstanding;

     6. entering into any transaction, agreement or understanding with any other person or entity with a value in excess of fifty thousand dollar ($50,000);

     7. incurring any indebtedness for borrowed money which would result in the total outstanding indebtedness of the Corporation for borrowed money increasing by more than fifty thousand dollars ($50,000);

     8.  entering  into,   amending,   granting  any  waiver  with  respect  to,
     terminating or extending any agreement outside of the Corporation's ordinary course of business;

     9. entering into any agreement or transaction which has a term in excess of one (1) year and requires the payment of more than fifty thousand dollars ($50,000.00) per year;

     10. entering into, amending, granting any waiver with respect to, terminating or extending any employment or consulting agreement (or series of related employment or consulting agreements with the same person or entity) with, or hiring any officer or employee for, a term of more than one (1) year or which agreement or arrangement provides for (or, pursuant to its terms, could reasonably be expected to result in) payments to the employee or consultant, or otherwise hiring any employee or consultant, at a rate in excess of fifty thousand dollars ($50,000) per annum, or the adoption of any amendment of material compensation policies;

     11. entering into any transaction or agreement with a shareholder of the Corporation or any affiliate of a shareholder of the Corporation;

     12. electing or removing any of the Corporation's Chairman, President, Chief Executive Officer, Chief Operating Officer or Chief Financial
     Officer, provided that it shall not be a Significant Corporate Action to change these officers of the Corporation to be the same as the officers of the owner of the majority of the common stock of the Corporation then issued and outstanding, unless such majority owner or any of the DBSI Parties (as defined in the following agreements) is in breach or default of: (a) the Share Purchase Agreement entered into as of July 30, 1999, 2000, by and among EchoStar DBS Corporation, a Colorado corporation, DBS Industries, Inc., a Delaware corporation, E-Sat, Inc., a Colorado corporation, and Newstar Limited, a Bermuda corporation; (b) the Voting Agreement made and entered into as of December 29, 2000, by and among the same parties; and/or
     (c) the Registration Rights Agreement made and entered into as of December 29, 2000, by and among the same parties, in which case any and all such a changes shall be considered a Significant Corporate Action;

     13. appointing or changing the Corporation's independent certified public accountants, provided that it shall not be a Significant Corporate Action to change the accountants of the Corporation to be the same as the accountants of the owner of the majority of the common stock of the Corporation then issued and outstanding, provided that the accountants of such majority owner are a reputable, nationally-recognized accounting firm (i.e., a "Big-4" accounting firm);

     14. except as required by then-current generally accepted accounting principles (GAAP) or applicable law, adopting or changing any of the Corporation's material accounting principles;

     15. commencing or settling any litigation, arbitration or governmental proceeding that relates to more than fifty thousand dollars ($50,000) or is reasonably likely to have a material impact on the Corporation or its business;

     16. making any loans, investments or advances to, or guaranteeing the obligations of, any person or entity in excess of ten thousand dollars ($10,000);

     17. incorporating, forming or otherwise organizing a subsidiary or any other person or entity;

     18. declaring any dividend or making any other distribution to any shareholder of the Corporation;

     19. filing a voluntary petition in bankruptcy or for reorganization or for the adoption of any plan or arrangement with creditors or an admission seeking relief therein provided under any existing or future law or any jurisdiction relation to bankruptcy, insolvency, reorganization, relief of debtors or similar matters; or

     20. entering into any options, contingent agreements or other arrangements which, if exercised or consummated in accordance with their terms, would result in an action constituting a Significant Corporate Action as set forth above.

     AND RESOLVED FURTHER, that the Articles of Incorporation of the Corporation be amended by adding the following after the end of last sentence of the existing Paragraph 6.1 of ARTICLE VI:

     EchoStar shall have the right to designate one (1) representative (the "Representative") to be elected to the board of directors. Prior to the designation of the Representative (and at any times that EchoStar declines to place a Representative on the board of directors), EchoStar shall be notified of all meetings of the board of directors in the same manner that directors are entitled to notice of such meetings under Article III of the bylaws, and an individual, selected by EchoStar, shall be permitted to attend and observe all such meetings (the "Observer Rights").

While exercising Observer Rights, EchoStar will not disclose or otherwise disseminate to third parties any confidential information gained as a result of attendance at any meetings or received as a result of exercising its Observer Rights.

     IN WITNESS WHEREOF, E-Sat, Inc. has caused this Certificate to be signed and attested by its sole shareholders, effective as of this 29th day of December, 2000.


E-Sat, Inc.


By:      _________________________
         Fred W. Thompson on behalf of DBS Industries, Inc., a shareholder


By:      _________________________
         David K. Moskowitz on behalf of EchoStar DBS Corporation, a shareholder